Exhibit 99.1

ConocoPhillips Reports Second-Quarter Net Income of $5.4 Billion or $3.50 Per Share

HOUSTON--(BUSINESS WIRE)--ConocoPhillips (NYSE:COP):

Earnings at a glance

	Second Quarter		Six Months
	2008	2007	2008	2007
Net income	$5,439 million	301 million	$9,578 million	3,847 million
Diluted income per share	$3.50	0.18	$6.11	2.31

Earnings adjusted for the second-quarter 2007 Venezuela impairment	$5,439 million	4,813 million	$9,578 million	8,359 million
Diluted earnings per share adjusted for the second-quarter 2007 Venezuela impairment	$3.50	2.90	$6.11	5.02

Revenues	$71.4 billion	47.4 billion	$126.3 billion	88.7 billion

ConocoPhillips (NYSE:COP) today reported second-quarter net income of $5,439 million, or $3.50 per share. This compared with $301 million, or $0.18 per share, for the same quarter in 2007, which included a $4,512 million impairment associated with the company’s Venezuelan operations. Second-quarter 2007 earnings adjusted for the Venezuela impairment were $4,813 million, or $2.90 per share. Revenues were $71.4 billion, versus $47.4 billion a year ago.

“During the second quarter, we produced 2.2 million BOE per day, including an estimated 0.4 million BOE per day from our LUKOIL Investment segment,” said Jim Mulva, chairman and chief executive officer. “In the downstream business, our worldwide refining crude oil capacity utilization rate improved to 93 percent.

“We generated $5.4 billion of cash from operations during the quarter, and this enabled us to repurchase $2.5 billion of ConocoPhillips common stock, fund $3.6 billion of our capital program, and pay $0.7 billion in dividends. We ended the quarter with debt of $21.9 billion and a debt-to-capital ratio of 19 percent.”

The results for ConocoPhillips’ business segments follow.

Exploration and Production (E&P)

Second-quarter financial results: E&P second-quarter net income was $3,999 million, compared with net income of $2,887 million in the previous quarter and a net loss of $2,404 million in the second quarter of 2007. Second-quarter 2007 earnings adjusted for the Venezuela impairment were $2,108 million.

The increase from the first quarter of 2008 was primarily due to higher commodity prices, partially offset by higher production taxes and increased operating costs. The increase from the second-quarter 2007 adjusted earnings was primarily due to higher commodity prices, partially offset by higher production taxes, lower volumes, and increased operating costs.

Daily production from the E&P segment, including Canadian Syncrude, averaged 1.75 million barrels of oil equivalent (BOE) per day, a decrease from 1.79 million BOE per day in the previous quarter and 1.91 million BOE per day in the second quarter of 2007. The decrease from the previous quarter was primarily due to downtime associated with planned and unplanned maintenance activities, mainly in the United Kingdom, Norway, Alaska and Canada. This decrease was partially offset by a net increase in production in the U.S. Lower 48, as higher natural gas production in the San Juan Basin was partly offset by planned maintenance in the region.

The decrease from the second quarter of 2007 was primarily due to the expropriation of the company’s Venezuelan oil projects, as well as normal field decline. This decrease was partially offset by production from new developments, mainly in Indonesia, Norway, the United Kingdom, the U.S. Lower 48 and Canada.

Before-tax exploration expenses were $288 million in the second quarter of 2008, compared with $309 million in the previous quarter and $259 million in the second quarter of 2007.

Six-month financial results: E&P net income for the first six months of 2008 was $6,886 million, compared with a net loss of $75 million during the first six months of 2007. Six-month 2007 earnings adjusted for the Venezuela impairment were $4,437 million. The increase from the six-month 2007 adjusted earnings was primarily due to higher commodity prices, partially offset by higher production taxes, lower volumes, increased operating costs, and a lower net benefit from asset rationalization efforts.

Midstream

Second-quarter financial results: Midstream second-quarter net income was $162 million, up from $137 million in the previous quarter and $102 million in the second quarter of 2007. The increases from the previous quarter and the second quarter of 2007 were primarily due to higher realized natural gas liquids prices.

Six-month financial results: Midstream net income for the first six months of 2008 was $299 million, up from $187 million in 2007. The increase was primarily due to higher realized natural gas liquids prices.

Refining and Marketing (R&M)

Second-quarter financial results: R&M net income was $664 million in the second quarter, up from $520 million in the previous quarter and down from $2,358 million in the second quarter of 2007.

The increase in net income from the previous quarter was primarily due to higher worldwide realized refining margins and improved refining operations in the U.S. Gulf Coast and the United Kingdom. Although global refining margins improved by nearly 50 percent versus the previous quarter, the company’s realized refining margins increased by 24 percent. The lower market capture was primarily due to secondary product prices, which have not kept pace with crude oil prices. Secondary products, such as fuel oil, natural gas liquids, and petroleum coke, comprised approximately 20 percent of ConocoPhillips’ overall refined product output during the quarter. In addition, international realized refining margins were impacted in the second quarter by a temporary inventory build. The improvement in global realized margins was partially offset by a lower net benefit from asset rationalization efforts, as well as higher turnaround and utility costs. The decrease in net income from the second quarter of 2007 was primarily due to significantly lower U.S. refining and marketing margins, a lower net benefit from the company’s asset rationalization efforts, and higher turnaround and utility costs.

The domestic refining crude oil capacity utilization rate for the second quarter was 94 percent, a 4 percent increase from the previous quarter. The increase was primarily due to improved refining operations in the U.S. Gulf Coast. The international crude oil capacity utilization rate was 88 percent, up from 86 percent in the previous quarter. However, weak hydro-skimming margins continued to impact crude oil capacity utilization at ConocoPhillips’ Wilhelmshaven, Germany, refinery.

Worldwide, R&M’s refining crude oil capacity utilization rate was 93 percent, up from 89 percent the previous quarter and the same as the second quarter of 2007. Before-tax turnaround costs were $170 million in the second quarter of 2008, up from $90 million in the previous quarter and $58 million in the second quarter of 2007.

Six-month financial results: R&M net income for the first six months of 2008 was $1,184 million, down from $3,494 million in 2007. The decrease was primarily due to significantly lower U.S. refining and marketing margins, as well as a reduced net benefit from the company’s asset rationalization efforts, and higher turnaround and utility costs.

LUKOIL Investment

Second-quarter financial results: LUKOIL Investment segment net income for second quarter was $774 million, up from $710 million in the previous quarter and $526 million in the second quarter of 2007. The results include ConocoPhillips’ estimate of its equity share of OAO LUKOIL’s (LUKOIL) income for the second quarter based on market indicators and LUKOIL’s publicly available operating results. The increase in net income from the previous quarter was primarily due to higher estimated realized prices, partially offset by higher estimated taxes and operating costs, estimated downstream volume impacts, and a net $104 million negative impact from the alignment of estimated net income to LUKOIL’s reported results. The increase in net income from the second quarter of 2007 was primarily due to higher estimated realized prices, partially offset by higher estimated taxes and operating costs, as well as the net impact from the alignment of estimated net income to LUKOIL’s reported results.

For the second quarter of 2008, ConocoPhillips estimated its equity share of LUKOIL production was 448,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 215,000 barrels per day (BPD).

Six-month financial results: Net income for the first six months of 2008 was $1,484 million, up from $782 million in 2007. The increase was primarily due to higher estimated realized prices, partially offset by higher estimated taxes and operating costs.

Chemicals

Second-quarter financial results: Chemicals net income was $18 million in the second quarter, down from $52 million in the previous quarter and $68 million in the second quarter of 2007. The decrease from the previous quarter was primarily due to higher utility and turnaround costs. The decrease from the second quarter of 2007 was due to lower benzene and polyethylene margins as the result of significant increases in feedstock costs, as well as higher utility and turnaround costs. This decrease was partially offset by an asset retirement recorded in the second quarter of 2007.

Six-month financial results: Net income for the first six months of 2008 was $70 million, down from $150 million in 2007. The decrease was due to lower benzene and polyethylene margins as the result of significant increases in feedstock costs, as well as higher utility and turnaround costs. This decrease was partially offset by the asset retirement in 2007.

Emerging Businesses

Emerging Businesses segment net income was $8 million in the second quarter, down from $12 million in the previous quarter and up from a net loss of $12 million in the second quarter of 2007. The decrease from the previous quarter was primarily due to lower domestic power generation results. The increase from the second quarter of 2007 was primarily due to higher international power generation results.

Corporate and Other

Second-quarter Corporate expenses were $186 million after-tax, up from $179 million in the previous quarter and down from $337 million in the second quarter of 2007. The increase from the previous quarter was primarily due to lower interest income and higher benefit-related charges, partially offset by favorable foreign exchange impacts. The decrease from the second quarter of 2007 was primarily due to lower net interest expense and favorable foreign exchange impacts. The number of weighted-average diluted shares outstanding during the second quarter was 1,555 million.

The company’s effective tax rate for the quarter was 44 percent. This compared with 45 percent in the previous quarter and 91 percent in the second quarter of 2007. Adjusted for the Venezuela impairment, the effective tax rate for the second quarter of 2007 was 41 percent.

Outlook

Mr. Mulva concluded:

“We recently signed an interim agreement with Abu Dhabi National Oil Company (ADNOC) to develop the Shah gas field in Abu Dhabi. The project will include the construction of a new 1 billion-cubic-feet-per-day natural gas processing plant at Shah, new natural gas and liquid pipelines, and sulfur-exporting facilities at Ruwais, United Arab Emirates.

“Elsewhere in the region, we approved the continued funding for the development of the Yanbu Export Refinery Project. Together with the Saudi Arabian Oil Company (Saudi Aramco), we expect to construct a grassroots, 400,000 BPD, full-conversion refinery in Yanbu Industrial City in The Kingdom of Saudi Arabia.

“We are pleased to be working with both ADNOC and Saudi Aramco on world-class projects that will help meet the growing demand for energy around the globe.

“ConocoPhillips also recently signed a Memorandum of Understanding with Petrobras, the leading Brazilian energy company. Through this agreement, we hope to identify opportunities to work together in oil and gas exploration, production, refining, marketing and transportation projects, as well as sugar-based ethanol production, transportation and marketing projects based on mutual interest and economic feasibility.

“In North America, through our joint ventures with TransCanada, we plan to expand the Keystone crude oil pipeline system and provide additional capacity of 500,000 BPD from Western Canada to the U.S. Gulf Coast. When completed in 2012, this expansion will increase the capacity of the Keystone pipeline system to approximately 1.1 million BPD.

“Looking ahead to the third quarter, we anticipate the company’s E&P segment production will be similar to the second quarter. We expect full-year 2008 production will be consistent with our operating plan. We anticipate exploration expenses to be approximately $375 million for the quarter.

“In our downstream refining business, we expect continued negative impacts on market capture due to secondary product margins. We anticipate our U.S. crude oil capacity utilization will be similar to the second quarter. In international refining, utilization at our Wilhelmshaven refinery will continue to be impacted by hydro-skimming margins. Turnaround costs are expected to be approximately $100 million before-tax for the third quarter.

“Lastly, we anticipate share repurchases will be between $2 billion and $3 billion for the third quarter, which is in line with our $10 billion authorized share repurchase program for 2008.”

ConocoPhillips is an international, integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 33,100 employees, $190 billion of assets, and $253 billion of annualized revenues as of June 30, 2008. For more information, go to www.conocophillips.com.

ConocoPhillips’ quarterly conference call is scheduled for 11 a.m. Eastern time today.

To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link.

For detailed supplemental information, go to www.conocophillips.com/investor/financial_reports/earnings_reports

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; general domestic and international economic and political conditions, as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "including Canadian Syncrude," and “resources” that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in the company’s periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company’s Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.

CONTACT:
ConocoPhillips
Becky Johnson, 281-293-6743 (media)
or
Gary Russell, 212-207-1996 (investors)